EXHIBIT 23.2





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3 of our reports dated February 23, 2001, except for note 18, as to which the date is March 16, 2001 and Note 2, as to which the date is May 14, 2001, relating to the financial statements, which appear in such Registration Statement, and financial statement schedules, which are incorporated by reference in such Registration Statement, of Integra LifeSciences Holdings Corporation. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
August 7, 2001